Exhibit 99.1

YEAR END TAX PLANNING INFORMATION

We prepare our financials on a GAAP basis to report in our SEC filings – 10Q, 10K, and the earnings releases, using our fiscal year, which ends September 30.  Our tax returns, however, are on a calendar year and are prepared with tax accounting methods which are different from GAAP accounting.

Several items, such as depreciation of plant assets and amortization of start-up expenses, create “timing differences” between the GAAP financial statements and the tax returns.   Tax depreciation is on a significantly accelerated schedule during the early stages of our operations, which has decreased taxable income compared to GAAP income.  After 2013, however, the tax depreciation deductions will decrease significantly, by nearly $10 million.

In spite of the accelerated depreciation and the GAAP loss for the year ended September 30, 2013, calendar 2013 taxable income will be positive because the fourth calendar quarter 2013 is expected to be profitable compared to the fourth calendar quarter 2012, during which we had a significant loss.

The following are a few reminders regarding 2013 expected tax considerations:

●	Passive Income – For some of our members, the tax losses from prior years will offset 2013 passive income. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses not used currently may be carried forward.

●	Iowa Income Tax Credit – SIRE is qualified for Iowa income tax credits under the Iowa High Quality Job Creation Program (HQJCP) and the Iowa New Jobs Program. This credit is considered to be nonrefundable and can only be used to offset net Iowa income tax. If not currently used, these credits can be carried forward for 7 years. For example, non-residents of Iowa who do not have any current Iowa net income tax obligations can carry the credit forward until SIRE generates net Iowa income.

The information provided in this notice is intended for general information purposes only and is not intended as tax or legal advice.  You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of your annual K-1,  preparation of your federal and state returns, and for help with any other questions that you may have relating to your personal tax situation.

The following are our current estimates of tax items for the calendar year ended in December, which are provided for your planning purposes.   Actual results may vary!!  The final tax information will be provided to you on IRS Form K-1 in early February.

2013 Tax Estimate
Ordinary Income per Unit	$340
Iowa Income Tax Credit per unit (available to members who owned units as of 11/01/10)	$0.70

If you have questions, please contact:

Brett L. Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0345